Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206644 on Form S-3 and Registration Statement No. 333-187963 on Form S-8 of our report dated March 11, 2016, relating to the financial statements of NV5 Global, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of NV5 Global, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Certified Public Accountants

March 11, 2016